EXHIBIT 5.1

August 9, 2019
LendingClub Corporation
595 Market Street, Suite 200
San Francisco, CA 94105

Re:	LendingClub Corporation - Registration Statement on Form S-3 for Member Payment Dependent Notes

Ladies and Gentlemen:

We have acted as counsel to LendingClub Corporation, a Delaware corporation (“Company”), in connection with the preparation and filing with the Securities and Exchange Commission (“Commission”) under the Securities Act of 1933, as amended (“Securities Act”), of a registration statement on Form S-3 (“Registration Statement”) relating to the public offering of an unlimited aggregate principal amount of the Company’s Member Payment Dependent Notes (“Notes”). The Notes will be purchased and sold from time to time pursuant to an Investor Agreement (“Investor Agreement”) in the form set forth as an exhibit to the Registration Statement to be entered into between the Company and each purchaser of Notes (“Purchasers”) and issued pursuant to the Indenture, dated as of October 10, 2008 (“Initial Indenture”), as supplemented by the First Supplemental Indenture dated July 10, 2009 (“First Supplement”), the Second Supplemental Indenture dated May 5, 2010 (“Second Supplement”) and the Third Supplemental Indenture dated October 3, 2014 (“Third Supplement”, and together with the Initial Indenture, the First Supplement, and the Second Supplement, the “Indenture”), each of which Initial Indenture, First Supplement, Second Supplement and Third Supplement is between the Company and Delaware Trust Company (formerly CSC Trust Company of Delaware), as successor to Wells Fargo Bank, National Association, as trustee.
In connection with this opinion, we have examined such documents, instruments, certificates of public officials and of the Company and such questions of law as we have deemed necessary for the purpose of rendering the opinion set forth herein. We also have examined the Registration Statement, the Indenture and the form of the Notes.

In such examination, we have assumed the genuineness of all signatures and the authenticity of all items submitted to us as originals and the conformity with originals of all items submitted to us as copies. We have assumed each individual executing any applicable documents on behalf of a party (other than the Company) is duly authorized to do so and that each of the parties (other than the Company) executing any such documents has duly and validly executed and delivered each document to which such party is a signatory, and such party's obligations set forth therein (other than the Company’s) are legal, valid and binding.

Mayer Brown is a global services provider comprising an association of legal practices that are separate entities including
Mayer Brown LLP (Illinois, USA), Mayer Brown International LLP (England), Mayer Brown (a Hong Kong partnership)
and Tauil & Chequer Advogados (a Brazilian partnership).

Mayer Brown LLP                                            EXHIBIT 5.1

LendingClub Corporation
August 9, 2019

The opinions hereinafter expressed are subject to the following qualifications and exceptions:

(i) the effect of bankruptcy, insolvency, reorganization, arrangement, moratorium or other similar laws relating to or affecting the rights of creditors generally, including, without limitation, laws relating to fraudulent transfers or conveyances, preferences and equitable subordination;

(ii) limitations imposed by general principles of equity upon the availability of equitable remedies or the enforcement of provisions of any Notes, and the effect of judicial decisions which have held that certain provisions are unenforceable where their enforcement would violate the implied covenant of good faith and fair dealing, or would be commercially unreasonable, or where their breach is not material;

(iii) our opinion is based upon current statutes, rules, regulations, cases and official interpretive opinions, and it covers certain items that are not directly or definitively addressed by such authorities; and

(iv) we express no opinion as to matters governed by laws of any jurisdiction other than the laws of the State of New York, the Delaware General Corporation Law (including the statutory provisions, all applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting the foregoing) and the federal laws of the United States of America, as in effect on the date hereof.

Based on the foregoing, it is our opinion that when the terms of the Notes to be issued under the Indenture and their issuance and sale have been duly established in conformity with the Indenture so as not to violate any applicable law or result in a default under or breach of any agreement or instrument binding upon the Company, and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Company, and when the Notes have been duly executed, delivered and authenticated in accordance with the Indenture and issued and paid for as contemplated by the Registration Statement, and if all the foregoing actions have been duly authorized by the Company, the Notes will be valid, binding and enforceable obligations of the Company, entitled to the benefits of the Indenture.

We note that, as of the date of this opinion, a judgment for money in an action based on a Note denominated in a foreign currency or currency unit in a Federal or state court in the United States ordinarily would be enforced in the United States only in U.S. dollars. The date used to determine the rate of conversion of the foreign currency or currency unit in which a particular Note is denominated into U.S. dollars will depend on various factors, including which court renders the judgment. A state court in the State of New York rendering a judgment on such Note would be required under Section 27 of the New York Judiciary Law to render such judgment in the foreign currency in which the Note is denominated, and such judgment would be converted into U.S. dollars at the exchange rate prevailing on the date of entry of the judgment.

Mayer Brown LLP                                            EXHIBIT 5.1

LendingClub Corporation
August 9, 2019

We hereby consent to the use of our name under the heading “Legal Matters” in the Registration Statement to be filed by the Company with the Commission. We further consent to your filing a copy of this opinion as Exhibit 5.1 to the Registration Statement. In giving such permission, we do not admit hereby that we come within the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Mayer Brown LLP

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